Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2014 and 2013 and for the Year Ended December 31, 2014, Supplemental Schedule as of December 31, 2014 and Reports of Independent Registered Public Accounting Firms

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
Page

Reports of Independent Registered Public Accounting Firms

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2014	2

Notes to Financial Statements as of December 31, 2014 and 2013	3

SUPPLEMENTAL SCHEDULE:

Schedule of Assets (Held at End of Year) - Schedule H, Line 4i	12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan
To: Human Resources Committee

We have audited the accompanying statement of net assets available for benefits of Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the "Plan") as of December 31, 2014, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014, and the changes in its net assets available for benefits for the year then ended, in conformity with U.S. generally accepted accounting principles.

The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan's 2014 financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2014 is fairly stated in all material respects in relation to the 2014 financial statements as a whole.

/s/ Moore, Colson & Company, P.C.

Marietta, Georgia
June 25, 2015

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan:
To: Human Resources Committee

We have audited the accompanying statement of net assets available for benefits of Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the "Plan") as of December 31, 2013. The financial statement is the responsibility of the Plan's management. Our responsibility is to express an opinion on the financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the net assets available for benefits of Schweitzer-Mauduit International, Inc. Retirement Savings Plan as of December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Atlanta, Georgia
June 27, 2014

ii

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2014 AND 2013

	2014	2013
Assets:

Cash	$4,876	$5,261
Investments, at fair value:
Schweitzer-Mauduit International, Inc. stock fund	17,463,582	23,106,704
Shares of registered investment companies	45,060,457	44,330,948
Common collective trust funds	11,147,855	9,274,961
Stable return fund	14,779,779	15,661,705

Total investments at fair value	88,451,673	92,374,318

Total Assets	88,456,549	92,379,579

Liabilities:
Excess contributions payable	42,603	3,508

Net Assets Reflecting Investments at Fair Value	88,413,946	92,376,071

Adjustment from Fair Value to Contract Value for Fully Benefit-Responsive Investment Contracts	(204,060)	(123,391)

Net Assets Available for Benefits	$88,209,886	$92,252,680

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014

ADDITIONS

Investment income:
Net depreciation in fair value of investments	$(1,627,917)
Dividend income	1,295,435
Interest income	1,712
Total investment income		(330,770)

Contributions:
Participants'	3,319,690
Employer's	1,784,470
Rollovers from other plans	146,119

Total contributions		5,250,279

Total additions		4,919,509

DEDUCTIONS

Administrative fees		(124,514)
Distributions to participants		(8,837,789)

Total deductions		(8,962,303)

Net decrease in net assets available for benefits		(4,042,794)

Net Assets Available for Benefits
-Beginning of Year		92,252,680

-End of Year		$88,209,886

See accompanying notes to financial statements

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution plan. Hourly U.S. employees of Schweitzer-Mauduit International, Inc. (the “Company” or “SMI”), represented by collective bargaining agreements (“CBA”) are eligible to participate in accordance with their CBA. The majority of SMI’s employees are eligible to participate following one month of continuous service. The Board of Directors of the Company or its delegate may change the eligibility and other provisions of the Plan from time to time.

Contributions and Vesting - An eligible hourly, weekly or salaried employee may elect to participate in the Plan and have the Company make "401(k) contributions" (that is, contributions that are deducted from compensation paid by the employer before federal income taxes are withheld) on the participant's behalf. Such contributions may be any whole percentage of 1% to 15% of the participant's hourly wages or salary rate. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed 20% of the participant's hourly wages or salary. Participants are immediately vested in their contributions plus actual earnings thereon. Participants who are at least age 50 as of the end of the plan year may make "catch up" contributions in accordance with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). The employer matching contribution at all locations is 100% of the first 3% of matched contributions, 50% of the next 4-8% matched contributions, and 25% of the final 2% of matched contributions. Employer matching contributions equal to 25% of employee "catch up" contributions are also made. A participant is cliff-vested in employer matching contributions after completion of three years of service or attainment of age 55.

The Plan will only accept a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in section 401(a) or 403(b) of the Code, excluding after-tax employee contributions and Participant Rollover Contributions of Eligible Rollover Distributions from a qualified plan described in Section 401(a) or 403(b) of the Code. The Plan will not accept rollovers from individual retirement accounts.

Investments of the Plan are participant directed. Employees are eligible to transfer accumulated employee or employer contributions daily. Employer matching contributions paid during the year ended December 31, 2014 were $ 1,784,470.

There are limitations on 401(k), unrestricted after-tax and employer-matching contributions made on behalf of highly compensated eligible employees to ensure that no prohibited discrimination takes place under the Internal Revenue Code (the “Code”). A participant affected by such limitations may have a portion of his or her contributions returned.

Participant Accounts - Contributions allocated to a specific fund are co-mingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. A separate account is maintained on behalf of each participant for each fund. Net appreciation or depreciation in fair value of investments, dividends, interest and expenses are allocated to participants based on their proportionate share of the funds.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts and, if vested, the value of employer matching and Schweitzer Trust Fund Account (“STFA”) contributions which have been in the Plan for at least two years. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2. The participant will be required to suspend subsequent contributions to the Plan for 6 months following any hardship withdrawal from the participant's 401(k) account.

Payment of Benefits and Forfeitures - Upon termination of a participant's employment at or after age 55, after three years or more of qualified service, because of total and permanent disability or death, or because of a certain group's termination, the value of the participant's accounts, including the value of all employer matching contributions, is distributable. If termination occurs other than as above, the value of nonvested employer matching contributions is forfeited and used to reduce subsequent employer matching contributions. Distributions may, at the option of the participant and subject to applicable law, be in a lump sum as either cash or shares of the Company's common stock. No forfeitures were used in 2014. Total forfeitures available to reduce future employer contributions at December 31, 2014 and 2013 totaled $12,836 and $6,852, respectively.

Other - A participant has the right to direct Wells Fargo Bank N.A. (the “Trustee”) as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's Schweitzer-Mauduit International, Inc. Stock Fund (“SMI Stock Fund”) accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts should be tendered in response to offers therefore.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

As described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946-210-45, Financial Services - Investments Companies, Balance Sheet, Other Presentation Matters, Fully Benefit-Responsive Investment Contracts, investment contracts held by a defined-contribution plan are required to be reported at fair value.

Common collective trust funds (“CCT”) held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts held by the CCT because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a CCT (Stable return fund), which is fully benefit-responsive. The Statements of Net Assets Available for Benefits present the fair value of the CCT as well as the adjustment from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Funds under the Plan's investment contract with the Northwestern Mutual Life Insurance Company (“Northwestern”) have been allocated and applied to purchase annuities and are excluded from the Plan's

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

assets. As such annuity contracts are liquidated by participant, the proceeds are transferred into the Plan. There were no amounts transferred into the Plan in 2014.

Investment Valuation and Income Recognition - All investments were held by the Trustee as of December 31, 2014 and 2013 and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Expenses - Brokerage fees, other direct costs of investments and taxes (including interest and penalties), if any, are paid by the Trustee from Plan assets. Other fees and expenses are paid by the Company.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

3.	FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2014 and 2013.

SMI stock fund: The SMI Stock Fund is a unitized fund which includes SMI common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the SMI Stock Fund plus the amount of cash. Each unit represented the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net assets value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Common collective trust funds: Valued at the NAV of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

Stable return fund: Valued at NAV, exclusive of the adjustment to contract value. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2014 and December 31, 2013:

	Assets at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total

SMI stock fund	$—	17,463,582	$—	$17,463,582
Registered investment companies:
Target date funds	16,384,424	—	—	16,384,424
Mid Cap U.S. equity funds	7,098,098	—	—	7,098,098
Bond funds	5,667,336	—	—	5,667,336
Large Cap Non-U.S. equity funds	4,300,139	—	—	4,300,139
Growth funds	6,393,844	—	—	6,393,844
Small Cap U.S. equity funds	2,149,802	—	—	2,149,802
Large Cap U.S. equity funds	3,066,814	—	—	3,066,814
Common collective trust funds	—	11,147,855	—	11,147,855
Stable return fund	—	14,779,779	—	14,779,779
Total assets at fair value	$45,060,457	$43,391,216	$—	$88,451,673

	Assets at Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total

SMI stock fund	$—	$23,106,704	$—	$23,106,704
Registered investment companies:
Target date funds	15,491,800	—	—	15,491,800
Mid Cap U.S. equity funds	7,553,877	—	—	7,553,877
Bond funds	5,569,257	—	—	5,569,257
Large Cap Non-U.S. equity funds	4,891,875	—	—	4,891,875
Growth funds	6,611,718	—	—	6,611,718
Small Cap U.S. equity funds	1,999,767	—	—	1,999,767
Large Cap U.S. equity funds	2,212,654	—	—	2,212,654
Common collective trust funds	—	9,274,961	—	9,274,961
Stable return fund	—	15,661,705	—	15,661,705
Total assets at fair value	$44,330,948	$48,043,370	$—	$92,374,318

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

Fair Value of Investments in Entities that Use Net Asset Value

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2014 and 2013, respectively.

December 31, 2014	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common Collective Trust Funds:
Blackrock Russell 2000 Index Fund N	$879,591	N/A	Daily	N/A
Blackrock S&P Midcap Index Fund	$945,528	N/A	Daily	N/A
Blackrock S&P 500 Index Fund	$9,322,736	N/A	Daily	N/A
Stable Return Fund	$14,779,779	N/A	Daily	N/A

December 31, 2013	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Common Collective Trust Funds:
Blackrock Russell 2000 Index Fund N	$744,170	N/A	Daily	N/A
Blackrock S&P Midcap Index Fund	$788,092	N/A	Daily	N/A
Blackrock S&P 500 Index Fund	$7,742,699	N/A	Daily	N/A
Stable Return Fund	$15,661,705	N/A	Daily	N/A

Blackrock Russell 2000 Index Fund

The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Russell 2000® Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

Blackrock S&P MidCap Index Fund

The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Standard & Poor’s 400 MidCap Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

Blackrock S&P 500 Index Fund

The Fund seeks to approximate as closely as practicable the total return, before deduction of fees and expenses, of the Standard & Poor’s 500 Index. The Fund is an index fund that invests in the equity securities of companies that compose the Index. The Fund will pursue its objective through investment in one or more underlying collective investment funds maintained by BlackRock Institutional Trust Company, N.A.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

Stable Return Fund

The stable return fund invests all assets in Wells Fargo Stable Return Fund G, a collective trust fund sponsored by Wells Fargo Bank, N.A. The Wells Fargo Stable Fund G invests in investment contracts and security-backed contracts. An investment contract is a contract issued by a financial institution to provide a stated rate of return to the buyer of the contract for a specified period of time. A security-backed contract has similar characteristics as a traditional investment contract and is comprised of two parts: the first part is a fixed-income security or portfolio of fixed-income securities; the second part is a contract value guarantee (wrapper) provided by a third party. Wrappers provide contract value payments for certain participant-initiated withdrawals and transfers, a floor crediting rate, and return of fully accrued contract value at maturity.

4. INVESTMENTS

The following presents investments, at fair value, that represent 5 percent or more of the Plan's net assets:

	December 31,
	2014		2013

Schweitzer-Mauduit International, Inc. Stock Fund	$17,463,582		$23,106,704
Stable Return Fund (at contract value)	14,575,719		15,538,314
Blackrock S&P 500 Index Fund	9,322,736		7,742,699
Artisan Mid Cap Value Investor Fund	7,098,098		7,553,877
PIMCO Total Return Fund	5,667,336		5,569,257
MFS Research International Fund	4,300,139	*	4,891,875
*Represents less than 5% of the Plan's net assets available for benefits.

During 2014, the Plan's investments appreciation/(depreciated) in value including gains and losses on investments bought and sold, as well as held during the year, as follows:

Schweitzer-Mauduit International, Inc. Stock Fund	$(3,978,003)
Registered investment companies	1,005,531
Common collective trust funds	1,162,318
Stable return fund	182,237
Net appreciation in the fair value of investments	$(1,627,917)

5. PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2014 and 2013, the Plan’s SMI Stock Fund held shares of the Company's common stock.

Investments in common collective trust funds and the stable return fund, which are managed by the Trustee, aggregated $25,927,634 and $24,936,666 at December 31, 2014 and 2013, respectively.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

6. INVESTMENT IN STABLE RETURN FUND

The Plan does not invest directly in fully benefit-responsive contracts as they are held in a common collective trust, and therefore are not required to include in the financial statements the disclosure requirements for stable value investment funds.

The yield earned by the fund at December 31, 2014 and 2013 was 1.40% and 1.36% respectively. This represents the annualized earnings of all investments in the fund, including the earnings recorded at the underlying common collective trust funds, divided by the fair value of all investments in the funds at December 31, 2014 and 2013, respectively.

The yield earned by the fund with an adjustment to reflect the actual interest rate credited to participants in the fund at December 31, 2014 and 2013 was 1.64% and 1.52%, respectively. This represents the annualized earnings credited to participants in the fund divided by the fair value of all investments in the fund at December 31, 2014 and 2013, respectively.

7. PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

8. TAX STATUS

The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter dated January 25, 2012, that the Plan and related trust are designed in accordance with applicable sections of the Code. Although the Plan has been amended since receiving the determination letter, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan was amended on January 1, 2015 and a new determination letter has been applied for but not yet received from the IRS.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

9. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014 AND 2013

10. Subsequent Events

Effective January 1, 2015, the Plan was amended to include the following provisions:

•The employer matching contributions will not exceed 10% of the participant's compensation for the plan year and the contributions are considered safe harbor employer matching contributions. All safe harbor employer matching contributions are fully vested.
•Participants may borrow a minimum of $1,000 up to a maximum of $50,000 or 50% of their vested account balance, whichever is less.

A new determination letter has been applied for to include the provisions above but has not yet been received from the IRS.

In December 2013, the Company acquired DelStar Technologies, Inc. In April 2015, the former DelStar 401(k) Plan was merged into the Plan which resulted in approximately $9.5 million of assets being transferred into this Plan.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2014
Plan No. 002
EIN No. 62-1612879

	Identity of Issue, Borrower, Lessor,	Description of Investment Including Maturity Date, Rate of
	or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Common Stock Fund	328,604	(A)	$17,463,582

		Shares of Registered Investment Companies:
	Artisan	Artisan Mid Cap Value Investor Fund	288,072	(A)	7,098,098
	Delaware Investments	Delaware Small Cap Value Fund	39,052	(A)	2,149,798
	Eagle Funds	Eagle Small Cap Growth Fund	37,575	(A)	2,060,599
	MFS	MFS Research International Fund	256,113	(A)	4,300,139
	MFS	MFS Value Fund	88,026	(A)	3,066,814
	Prudential Investments	Prudential Jennison Mid Cap Growth Fund	29,755	(A)	1,133,949
	T. Rowe Price	T. Rowe Price Growth Advantage Fund	62,450	(A)	3,199,296
	PIMCO	PIMCO Total Return Fund	531,645	(A)	5,667,336
*	Wells Fargo Bank, N.A.	Target Today Fund	107,611	(A)	1,178,337
*	Wells Fargo Bank, N.A.	Target 2010 Fund	37,388	(A)	491,655
*	Wells Fargo Bank, N.A.	Target 2015 Fund	181,807	(A)	1,870,798
*	Wells Fargo Bank, N.A.	Target 2020 Fund	208,285	(A)	3,174,263
*	Wells Fargo Bank, N.A.	Target 2025 Fund	388,588	(A)	4,072,404
*	Wells Fargo Bank, N.A.	Target 2030 Fund	151,100	(A)	2,527,904
*	Wells Fargo Bank, N.A.	Target 2035 Fund	132,717	(A)	1,457,233
*	Wells Fargo Bank, N.A.	Target 2040 Fund	63,782	(A)	1,227,811
*	Wells Fargo Bank, N.A.	Target 2045 Fund	16,675	(A)	190,764
*	Wells Fargo Bank, N.A.	Target 2050 Fund	17,095	(A)	187,361
*	Wells Fargo Bank, N.A.	Target 2055 Fund	460	(A)	5,898
		Total Shares of Registered Investment Companies			45,060,457

		Common Collective Trust Funds:
	State Street	Russell 2000 Index Fund N	29,003	(A)	879,591
	State Street	S&P Midcap Index Fund	7,707	(A)	945,528
	State Street	S&P 500 Index Fund	87,789	(A)	9,322,736
		Total Trust Commingled Funds			11,147,855

*	Wells Fargo Bank, N.A.	Stable Return Fund	300,055	(A)	14,575,719	**

	Total Investments				$88,247,613
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.
** Contract value, with adjustment to fair value below:
	Contract value	$14,575,719
	Adjustment:	204,060
	Fair value	$14,779,779
See report of independent registered public accounting firm.